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                                                                   EXHIBIT 3.1.4

                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                           OF WAXMAN INDUSTRIES, INC.

                             A DELAWARE CORPORATION
    (PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF
                                   DELAWARE)

WAXMAN INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: That at a meeting of the Board of Directors of Waxman Industries, Inc. (hereinafter called the "Corporation") held on August 27, 2002, resolutions were duly adopted (a) setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") to effect a reduction in the number of authorized shares of (i) common stock, par value $0.01 per share, of the Corporation, (ii) Class B common stock, par value $0.01 per share, of the Corporation, and (iii) preferred stock, par value $0.01 per share, (b) declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, (c) directing that said amendment be considered at the next annual meeting of the stockholders and (d) authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

         SECOND: That the Certificate of Incorporation be amended by deleting the first paragraph of Article Fourth of the Certificate of Incorporation and replacing it with the following:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue consists of 8,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), 1,500,000 shares of Class B Common Stock, par value $.01 per share ("Class B Stock"), and 200,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

         THIRD: That holders of at least a majority of the outstanding stock of the Corporation entitled to vote on the reduction in the number of authorized shares of capital stock, acting at the Annual Meeting of Stockholders of the Corporation held on December 3, 2002, at which a quorum was present in accordance with the General Corporation Law of the State of Delaware, duly approved the aforesaid amendment to the Certificate of Incorporation.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman and attested by its Assistant Secretary this 3rd day of December, 2002.

                                               WAXMAN INDUSTRIES, INC.

                                               By: /s/ Melvin Waxman
                                               Name: Melvin Waxman
                                               Title: Chairman of the Board and
                                                      Co-Chief Executive Officer

ATTEST:

By: /s/ Mark Wester
Name: Mark Wester
Title: Assistant Secretary